EXHIBIT 10.2

December 30, 2005

Mr. Alan B. Miller

President

UHS of Delaware, Inc.

367 South Gulph Road

King of Prussia, PA 19406

Dear Alan:

The Board of Trustees of Universal Health Realty Income Trust, at their December 1, 2005 meeting, authorized the renewal of the current Advisory Agreement between the Trust and UHS of Delaware, Inc. (“Agreement”) upon the same terms and conditions.

This letter constitutes the Trust’s offer to renew the Agreement, until December 31, 2006, upon the same terms and conditions. Please acknowledge UHS of Delaware’s acceptance of this offer by signing in the space provided below and returning one copy of this letter to me.

Sincerely,

/s/ Charles F. Boyle
Vice President and
Chief Financial Officer

cc:	Warren J. Nimetz, Esq.
Cheryl K. Ramagano

Agreed to and Accepted:

UHS OF DELAWARE, INC.

By:	/s/ Alan B. Miller
President